Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. Forms S-8 (333-265815, 333-234061, 333-233957, and 333-191422) and Form S-3 (333-237303) of Berkshire Hills Bancorp, Inc. of our report dated March 1, 2023 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

New York, New York
March 1, 2023